Exhibit 10.18

Informal translation from the original French

ADDENDUM TO THE EMPLOYMENT CONTRACT

BETWEEN

The company iTeos Belgium SA

Whose registered office is located at Rue des Frères Wright 29

6041 Gosselies – Belgium

Company number: 0838.316.659

here represented by Michel Detheux

in his capacity as CEO and President

hereinafter referred to as the “Employer” or the “Company”

AND

Mrs Yvonne McGrath

Residing at [***]

Hereinafter referred to as the “Employee”

Hereinafter jointly referred to as “the Parties” or separately as “a Party”.

AFTER HAVING EXPLAINED THE FOLLOWING:

The Parties are bound by an employment agreement of indefinite duration of 7 April 2020 (hereinafter referred to as the "Employment Agreement").

The Parties have agreed to amend the agreement and wish to regulate the terms and conditions of this amendment in the present addendum (hereinafter the "Addendum").

The Parties acknowledge that all working conditions that are not expressly modified by mutual agreement by this addendum, remain unchanged.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1
Termination of the Employment contract

The Parties may terminate the present employment agreement subject in accordance with the terms and time limits provided for by Belgian law.

In case of termination of the agreement by the Employer, the legal notice periods shall be respected.

It is however provided that in case of termination of the agreement by the Employer without serious cause and for a reason unrelated to the Employee's behaviour, if the notice period or the total of the sums due by the Employer because of or on the occasion of the termination of the employment agreement, for whatever reason (indemnity in lieu of notice, indemnity for manifestly unreasonable dismissal, non-competition indemnity, indemnity due in case of harassment/discrimination,..... this list is not exhaustive) is less than 12 months, the Employer undertakes to pay a supplement to the notice period in the form of compensation so that the total amounts (including all or part of the notice period that would have been served) paid to the Employee are at least equivalent to 12 months' gross monthly fixed salary (excluding benefits, bonuses and other variable remuneration).

Article 2
International non-competition clause

In view of the Company’s international field of activity and/or its proper research service, the Employee shall refrain, after leaving the Company, during the period and on the territory specified below, from exercising similar activities to those carried out within the Company, either by running a personal enterprise or by joining a competing employer whereby the Employee may cause prejudice to the Company by using for himself or for the profit of a competitor, his knowledge of any practice specific to the Company which she has acquired on an industrial or commercial level during his employment.

The prohibition referred to in this article shall apply for 12 months as of the day the employment comes to an end. The prohibition referred to in this article shall apply to the following territory: Belgium/United States. The Employee accepts that this territory is automatically extended to the countries in which she would also be active in the last 36 months prior to the day of termination of the employment.

If the non-competition obligation of this article applies, the Employee shall be entitled to a one off and lump sum indemnity, unless the Company waives the application of this clause within a periode of fifteen (15) days following the termination of the employment agreement. This indemnity will amount to half of the gross salary for the term of the effective application of this non-competition clause.

If the non-competition obligation provided for in this article applies and if the Employee fails to comply with its provisions, the latter will reimburse to the Company the indemnity he received and, in addition to this sum, he will pay an equivalent amount as damages, without prejudice to the Company’s right to claim any additional damages.

The prohibition referred to in this article shall only not apply in case of termination of the employment agreement by the Employee for serious cause.

Article 3
Non-solicitation of personnel

The Employee, in whatever capacity, undertakes not to approach, whether directly or indirectly, the employees of the Company and of the companies belonging to the group to which the Company belongs in order to encourage them to terminate their employment agreement with the Company or with one of the companies belonging to the group to which the Company belongs, for a period of 12 months starting from the termination of the employment agreement binding the Employee to the Company.

The Employee also undertakes to refrain from any initiative which would result in an employee of the Company or of one of the companies belonging to the group to which the Company belongs, being encouraged to resign from his or her employment with a view to entering the service of the Employee or of a third party employer, and this for a period of 24 months from the termination of the Employee's employment agreement binding the Employee to the Company.

The above-mentioned prohibition concerns the following territory: Belgium/United States. The Employee accepts that this territory is automatically extended to the countries in which he would also be active in the last 36 months prior to the Termination Date.

In case of violation of this clause by the Employee, the Employee is held to pay to the Company a amount of 10,000 EUR by way of lump sum indemnity for damages, without prejudice to the right of the Company to demand a higher compensation determined on the basis of the actual and proven damage suffered by the Company. The Parties accept the jurisdiction of the courts to moderate the lump sum indemnity provided for in this article in accordance with article 1231 of the Civil Code.

Article 4
MISCELLANEOUS

The Parties acknowledge that all working conditions not expressly modified by mutual agreement by this addendum remain unchanged.

This addendum forms an integral part of the employment agreement of 07 April 2020.

***

Done on 23 September 2020 in Gosselies in two original copies, each Party acknowledging having received one original signed copy.

For the Company The Employee

Read and approved

/s/ Michel Detheux /s/ Yvonne McGrath

_________________________ ________________________

Michel Detheux

CEO and President

(Let the signature be proceeded by the words “read and approved” and sign all pages)